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                                                                    EXHIBIT 10.2

                               AMENDMENT NO. 1 TO
                             WALL DATA INCORPORATED
                             1993 STOCK OPTION PLAN
                   AS AMENDED AND RESTATED ON OCTOBER 15, 1996

        The Wall Data Incorporated 1993 Stock Option Plan (the "Plan") is amended as follows:

        1.     Section 3 of the Plan is amended to read as follows:

        The stock subject to this Plan shall be the Company's Common Stock (the "Common Stock") presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 7, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 1,366,789 shares of Common Stock. If any option granted under this Plan shall expire or be surrendered, exchanged for another option, cancelled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such expired, surrendered, exchanged, cancelled or terminated options.

        The date of the adoption of this Amendment No. 1 by the Board of Directors of the Company is March 11, 1998. The effective date of this Amendment No. 1 shall be March 11, 1998, the date of adoption by the Board of Directors, unless the Company's shareholders fail to approve this Amendment No. 1 at or prior to the next annual meeting of the Company's shareholders.